EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	January 26, 2009
Contacts:	Ken Taylor, EVP/CFO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS SOLID ANNUAL EARNINGS

DESPITE MODEST FOURTH QUARTER LOSS

Porterville, CA – January 26, 2009 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the year ended December 31, 2008. Sierra Bancorp reported consolidated net income of $13.4 million for the year, and a consolidated loss of $1.9 million for the fourth quarter of 2008. The net loss in the fourth quarter was the result of a $13.6 million loan loss provision necessitated by a high level of net charge-offs and loan impairment charges, and an increase in non-performing assets. The loan loss provision for the year totaled $19.5 million. The reversal of close to $1.6 million in previously-recognized interest on loans placed on non-accrual status in the fourth quarter also had a significant negative impact on financial results. Having a positive impact was the fourth quarter reversal of $1.6 million in accrued bonuses and other benefits, due to lower anticipated discretionary payouts coincidental to the Bank’s lower earnings. Solid growth in core non-interest income also helped counter the negative impact of the large loan loss provision and interest reversals. Net income for the year, while 36% lower than net income in 2007, still resulted in a robust 12.86% return on average equity for 2008. Furthermore, the consolidated Company’s total risk based capital ratio at December 31, 2008 was 13.6%, just a slight decline from the ratio at September 30, 2008 and still very strong relative to the 10.0% minimum required to remain classified as a well-capitalized institution.

Notable balance sheet changes during 2008 include the following: Total deposits increased $211 million, or 25%, with most of the increase coming in large time deposits, including a $60 million increase in wholesale-sourced brokered deposits and a $104 million increase in CDARS deposits; other borrowings were reduced by $123 million, or 52%; investment balances are up by $64 million, or 35%; and non-performing assets increased $27 million, due in large part to several acquisition/development and land loans that were placed on non-accrual status.

“We are grateful for the strong earnings momentum over the past several years that, combined with our conservative culture, enabled us to build capital to current levels and enhance stability and security for our customers in an otherwise unsettled environment,” remarked James C. Holly, President and CEO. “While our capital and core earnings remain strong, we are naturally disappointed at the fourth quarter operating loss. However, we feel that the aggressive identification and timely resolution of problem assets, including writing them down to current appraised values or charging them off when merited, is critical in helping us prepare for the opportunities that will arise when the cycle starts to turn and the economy improves,” he added. Mr. Holly expressed confidence that the banking environment will improve by early 2010, but suggested that non-performing assets might increase and loan losses could continue at relatively high levels in the near-term, and that the Company will likely continue its focus on credit issues and core deposit generation rather than on asset growth during 2009. “We can’t overstate the importance of loyal shareholders, customers and employees in navigating our resilient institution through this temporary turbulence, and we are truly appreciative of their support,” he also noted.

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Sierra Bancorp Financial Results

January 26, 2009

Financial Highlights

The most significant impact on the Company’s financial results in 2008 came from the provision for loan and lease losses, which was up by $12.7 million for the fourth quarter of 2008 relative to the fourth quarter of 2007, and increased by $16.2 million for 2008 annual results in comparison to 2007. The increase resulted from significant growth in the balance of non-performing assets, as discussed in greater detail below, and from a higher level of loan losses. Net loans charged off in the fourth quarter of 2008 totaled $9.8 million versus only $869,000 in the fourth quarter of 2007, while net charge-offs for the year were $16.6 million in 2008 and $2.6 million in 2007. About $6.9 million of fourth quarter 2008 charge-offs came from writing down just six non-accruing acquisition/development and land loans, due to updated appraisals that reflect steep declines in fair values.

Net interest income, while up slightly for the year due to a $72 million increase in average interest-earning assets, dropped for the quarterly comparison due to the reversal of $1.6 million in interest on loans placed on non-accrual status during the quarter. The interest reversal appears relatively high because in addition to reversing accrued but unpaid interest, we were also required to reverse previously-recognized interest dating back to loan inception for non-performing loans which had an interest reserve. Interest reversals for the year were $2.0 million, net of interest recoveries and the accelerated recognition of loan fees on a large loan that paid off in the third quarter of 2008. Also having a negative effect on our net interest margin for both the quarter and the year were an increase in average non-performing assets, and a decline in average non-interest bearing demand deposits. Our tax-equivalent net interest margin thus declined to 4.57% for the fourth quarter of 2008, relative to 5.11% in the fourth quarter of 2007. Our net interest margin for the year was 4.98% in 2008, compared to 5.28% in 2007. When interest reversals and recoveries are factored out, our net interest margin increases to 5.10% for the fourth quarter and 5.14% for the year ended December 31, 2008.

Service charge income on deposits increased by 25% for the fourth quarter and 44% for the comparative annual periods, primarily due to returned item and overdraft fees generated by new consumer checking accounts, mid-year fee increases in both 2007 and 2008, and enhanced overdraft management and collection capabilities for all transaction accounts. Loan sale and servicing income shows a negligible change for the quarter, but dropped by $1.6 million, or 97% for the year due to a $1.6 million pre-tax gain on the sale of credit card loans in the second quarter of 2007.

The Other Non-Interest Income category was down by $682,000, or 50%, for the quarter, and by $763,000, or 15%, for the year, relative to like periods in the prior year, due mainly to fluctuations in Bank-Owned Life Insurance (BOLI) income. BOLI income experienced a $447,000 drop for the quarter and was $826,000 lower for the year in 2008 because of losses on separate account BOLI. BOLI income for the year would have dropped even more, but losses were partially offset by a non-taxable non-recurring gain of approximately $350,000 in the third quarter of 2008 resulting from our exchange of certain separate account BOLI policies related to director and executive deferred compensation plans. While the gain from the policy exchange boosted net income for the year, normal fluctuations in separate account BOLI income do not have a significant impact on net income because they are offset by changes in associated expense accruals for participant gains/losses on deferred compensation plans (reflected in Salaries & Benefits and Directors expenses) and the tax impact of deferred compensation deductions. Other Non-Interest Income also includes credit card income, which fell by $193,000 for the year since the credit card portfolio was sold in mid-2007, and income from our strategic alliance with Investment Centers of America, which declined by $85,000 for the quarter and $170,000 for the year.

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Sierra Bancorp Financial Results

January 26, 2009

Other non-recurring items contributing to the change in non-interest income for 2008 relative to 2007 include the following: A gain on investments of $289,000 in the first quarter of 2008 resulting from the mandatory redemption of a portion of our Visa shares, pursuant to Visa’s initial public offering in March 2008; an $82,000 gain on the sale of property adjacent to one of our branches in the first quarter of 2008; and a $75,000 contingent final payment in the first quarter of 2008 related to the outsourcing of our merchant services function in late 2006.

Turning to overhead expense, salaries and benefits declined by $1.6 million, or 34%, for the fourth quarter and by $1.2 million, or 7%, for the year in 2008 relative to 2007. Costs associated with normal annual salary increases, staff additions for new offices, and staffing enhancements to help manage problem assets were offset by the fourth-quarter 2008 reversal of $1.6 million in accrued bonuses and other expenses accrued for discretionary benefits. The reversals were made subsequent to our determination that the Company would fall short of profit targets. Also having an impact were fluctuations in salaries that are associated with successful loan originations and thus deferred pursuant to FAS 91. Because of lower fourth-quarter loan origination activity in 2008 relative to 2007 our FAS 91 deferral declined by $206,000, thus increasing salaries expense by the same amount, although the deferral was only $32,000 lower for the comparative annual periods. Deferred compensation accruals are reflected in employee benefits, and participant losses on deferred compensation plans contributed to a decline in deferred compensation expense totaling $276,000 for the fourth quarter and $739,000 for the year. As noted above, this is also related to separate account BOLI losses.

Occupancy expense increased by $76,000, or 5%, for the fourth quarter and by $33,000, or 1%, for the year. Normal annual increases in rent and maintenance and increases related to new offices were largely offset for the year by lower furniture and equipment depreciation, resulting from certain high-cost items becoming fully depreciated during 2007. Also affecting comparative occupancy expense was an $87,000 increase in property taxes in 2008, resulting from non-recurring property tax refunds received in the first quarter of 2007.

Other non-interest expenses increased by $492,000, or 18%, for the quarter, and by $1 million, or 9%, for the year. Significant increases in this category for the comparative 2008 and 2007 periods include the following: OREO properties were written down by $101,000 in the fourth quarter and by $463,000 for the year in 2008; other lending-related costs, including appraisal costs, inspection expenses, demand and foreclosure costs, and legal expenses associated with collections, were up by $191,000 for the quarter and by $893,000 for the year; and a legal settlement and non-recurring operations-related loss added $191,000 to non-interest expense for the year in 2008. Additional increases are evident in marketing costs, supplies expense, FDIC assessments, and costs associated with internet banking and remote deposit capture. These increases were partially offset by expense reductions that include the following: the elimination of costs associated with credit cards due to the sale of our credit card portfolio last year, resulting in a comparative expense reduction of $596,000 for the year; and a reduction in directors’ deferred compensation expense accruals totaling $280,000 for the quarter and $720,000 for the year, due to participant losses on balances associated with deferred directors’ fees. Additional non-recurring items reflected in 2008 annual results include a $104,000 EFT processing rebate received in the second quarter of 2008, one-time EFT and ATM incentives totaling $242,000 received in the first quarter of 2008, a $54,000 insurance recovery on check fraud losses received in the second quarter of 2008, and $83,000 in initiation costs associated with our new mortgage program that were incurred in the second quarter of 2008.

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Sierra Bancorp Financial Results

January 26, 2009

Another item having a relatively large impact on net income for the year in 2008 was the release of a reserve held against our deferred tax asset. The reserve was established last year, due to the tentative nature of tax benefits resulting from long-term capital losses on our investment in a title insurance holding company. Upon finalization of 2007 tax returns we were able to realize those tax benefits and release the reserve, which reduced our tax provision for the third quarter of 2008 by approximately $230,000.

As noted above, balance sheet changes during 2008 include sizeable increases in deposits and investment securities. Total deposits increased by $211 million, or 25%. Most of the deposit growth was in time deposits, including a $104 million increase in CDARS deposits, a $50 million increase in collateralized balances from a governmental entity, and a $60 million increase in wholesale-sourced brokered deposits. Combined NOW/savings balances were up by $18 million, or 13%, and money market deposits increased by $21 million, or 16%. Non-interest bearing demand deposits, however, show a decline for the year of $12 million, or 5%, due primarily to migration into NOW and money market accounts. We let $123 million in other borrowings (primarily Federal Home Loan Bank borrowings and fed funds purchased) roll off due to the aggregate deposit influx. Additionally, much of the cash flow generated by the increase in deposits was utilized to increase investment balances by $64 million, or 35%, because the investment environment earlier in 2008 was conducive to increasing our relative level of investment securities.

Gross loan balances increased by $22 million, or 2%, during 2008, including approximately $10 million in mortgage loans purchased during the third quarter. Loan growth by category is slightly distorted because of the third quarter 2008 reclassification of $14 million in mobile home loans from real estate loans to consumer loans. Organic loan growth in most of our branches is low relative to prior years, due in part to large prepayments and heightened selectivity on the part of the Company in a difficult credit environment.

Total non-performing assets rose by $27 million, or 285%, during 2008, ending the year at $37 million. Non-accruing loans at December 31, 2008 include seven large acquisition/development and land loans with a combined fair value of $22 million, with five of those loans totaling $18 million being placed on non-accrual in the fourth quarter. There was also a material increase in non-performing residential construction loans and foreclosed properties during 2008. About $4 million of the $7 million foreclosed asset balance at December 31, 2008 is comprised of three relationships, each of which includes an acquisition and development component. Of note, at December 31, 2008 there was approximately $127 million in acquisition/development and builder construction loans and $21 million in other residential construction loans remaining on our books as performing loans.

Specific loss reserves are allocated to non-performing loans based on loss expectations, which for real estate loans are based on current appraised values less the expected costs of disposition. Our detailed analysis indicates that as of December 31, 2008, our $15.1 million allowance for loan and lease losses should be sufficient to cover potential credit losses inherent in loans and leases outstanding as of that date. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance. Our allowance for loan and lease losses was 1.59% of total loans at December 31, 2008, relative to 1.33% at year-end 2007.

Certain amounts reported for 2007 have been reclassified to be consistent with the reporting for 2008, including certain late charges on loans totaling $72,000 for the fourth quarter of 2007 and $265,000 for the year ended December 31, 2007 that were moved from “Other Non-Interest Income” to “Interest Income.”

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Sierra Bancorp Financial Results

January 26, 2009

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 32nd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1.3 billion in total assets and currently maintains 23 branch offices, an agricultural credit center, an SBA loan center, and an online “virtual” branch.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

January 26, 2009

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2008	12/31/2007	% Change	12/31/2008	12/31/2007	% Change
Interest Income	$17,923	$21,425	-16.3%	$77,938	$87,816	-11.2%
Interest Expense	4,547	7,560	-39.9%	21,329	31,435	-32.1%

Net Interest Income	13,376	13,865	-3.5%	56,609	56,381	0.4%
Provision for Loan & Lease Losses	13,636	951	1333.9%	19,456	3,252	498.3%

Net Int after Provision	(260)	12,914	-102.0%	37,153	53,129	-30.1%
Service Charges	2,948	2,360	24.9%	11,203	7,794	43.7%
Loan Sale & Servicing Income	13	14	-7.1%	43	1,670	-97.4%
Other Non-Interest Income	670	1,352	-50.4%	4,394	5,157	-14.8%
Gain (Loss) on Investments	—	—	0.0%	347	14	2378.6%

Total Non-Interest Income	3,631	3,726	-2.5%	15,987	14,635	9.2%
Salaries & Benefits	3,113	4,718	-34.0%	16,666	17,861	-6.7%
Occupancy Expense	1,743	1,667	4.6%	6,508	6,475	0.5%
Other Non-Interest Expenses	3,295	2,803	17.6%	12,685	11,645	8.9%

Total Non-Interest Expense	8,151	9,188	-11.3%	35,859	35,981	-0.3%
Income Before Taxes	(4,780)	7,452	-164.1%	17,281	31,783	-45.6%
Provision for Income Taxes	(2,897)	2,507	-215.6%	3,868	10,761	-64.1%

Net (Loss) Income	$(1,883)	$4,945	-138.1%	$13,413	$21,022	-36.2%

TAX DATA
Tax-Exempt Muni Income	$591	$566	4.4%	$2,368	$2,230	6.2%
Tax-Exempt BOLI Income	$(153)	$294	-152.0%	$408	$1,234	-66.9%
Interest Income—Fully Tax Equiv	$18,241	$21,730	-16.1%	$79,213	$89,017	-11.0%
NET CHARGE-OFFS (RECOVERIES)	$9,817	$869		$16,639	$2,554

PER SHARE DATA	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2008	12/31/2007	% Change	12/31/2008	12/31/2007	% Change
Basic Earnings per Share	$(0.19)	$0.51	-137.3%	$1.40	$2.17	-35.5%
Diluted Earnings per Share	$(0.19)	$0.50	-138.0%	$1.37	$2.09	-34.4%
Common Dividends	$0.17	$0.16	6.3%	$0.68	$0.62	9.7%
Wtd. Avg. Shares Outstanding	9,669,519	9,661,325		9,607,184	9,700,048
Wtd. Avg. Diluted Shares	9,799,069	9,953,279		9,779,657	10,044,915
Book Value per Basic Share (EOP)	$11.04	$10.39	6.3%	$11.04	$10.39	6.3%
Tangible Book Value per Share (EOP)	$10.47	$9.81	6.7%	$10.47	$9.81	6.7%
Common Shares Outstanding (EOP)	9,673,291	9,576,388		9,673,291	9,576,388

KEY FINANCIAL RATIOS	3-Month Period Ended:		Year Ended:
(unaudited)	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Return on Average Equity	-6.90%	19.83%	12.86%	22.28%
Return on Average Assets	-0.57%	1.61%	1.05%	1.74%
Net Interest Margin (Tax-Equiv.)	4.57%	5.11%	4.98%	5.28%
Efficiency Ratio (Tax-Equiv.)	47.57%	50.86%	48.73%	49.36%
Net C/O’s to Avg Loans (not annualized)	1.04%	0.10%	1.79%	0.28%

AVERAGE BALANCES	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2008	12/31/2007	% Change	12/31/2008	12/31/2007	% Change
Average Assets	$1,313,869	$1,220,431	7.7%	$1,283,362	$1,211,102	6.0%
Average Interest-Earning Assets	$1,190,939	$1,099,189	8.3%	$1,163,405	$1,091,271	6.6%
Average Gross Loans & Leases	$947,318	$913,201	3.7%	$931,382	$903,046	3.1%
Average Deposits	$1,011,929	$852,069	18.8%	$944,891	$887,578	6.5%
Average Equity	$108,590	$98,917	9.8%	$104,269	$94,339	10.5%

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Sierra Bancorp Financial Results

January 26, 2009

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	12/31/2008	12/31/2007	Annual Chg
ASSETS
Cash and Due from Banks	$46,010	$44,022	4.5%
Securities and Fed Funds Sold	248,913	184,917	34.6%
Agricultural	13,542	13,103	3.4%
Commercial & Industrial	142,739	140,323	1.7%
Real Estate	705,141	696,110	1.3%
SBA Loans	19,463	20,366	-4.4%
Consumer Loans	65,755	54,731	20.1%

Gross Loans & Leases	946,640	924,633	2.4%
Deferred Loan Fees	(1,365)	(3,045)	-55.2%

Loans & Leases Net of Deferred Fees	945,275	921,588	2.6%
Allowance for Loan & Lease Losses	(15,094)	(12,276)	23.0%

Net Loans & Leases	930,181	909,312	2.3%
Bank Premises & Equipment	19,280	18,255	5.6%
Other Assets	81,517	77,229	5.6%

Total Assets	$1,325,901	$1,233,735	7.5%

LIABILITIES & CAPITAL
Demand Deposits	$232,168	$243,764	-4.8%
NOW / Savings Deposits	156,322	138,378	13.0%
Money Market Deposits	146,896	126,347	16.3%
Time Certificates of Deposit	526,112	341,658	54.0%

Total Deposits	1,061,498	850,147	24.9%
Junior Subordinated Debentures	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	113,919	237,082	-51.9%

Total Deposits & Int.-Bearing Liab.	1,206,345	1,118,157	7.9%
Other Liabilities	12,756	16,114	-20.8%
Total Capital	106,800	99,464	7.4%

Total Liabilities & Capital	$1,325,901	$1,233,735	7.5%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	12/31/2008	12/31/2007	Annual Chg
Non-Accruing Loans	$29,786	$9,052	229.1%
Over 90 Days PD and Still Accruing	71	—	100.0%
Foreclosed Assets	7,127	556	1181.8%

Total Non-Performing Assets	$36,984	$9,608	284.9%

Non-Perf Loans to Total Loans	3.15%	0.98%
Non-Perf Assets to Total Assets	2.79%	0.78%
Allowance for Ln Losses to Loans	1.59%	1.33%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	12/31/2008	12/31/2007
Shareholders Equity / Total Assets	8.1%	8.1%
Loans / Deposits	89.2%	108.8%
Non-Int. Bearing Dep. / Total Dep.	21.9%	28.7%

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